------------------------------
                                                         OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*  (2)

   Wentz,                            Myron                W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   3838 West Parkway Blvd.
--------------------------------------------------------------------------------
                                    (Street)

   Salt Lake City                    Utah                 84120
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

   USANA HEALTH SCIENCES, INC.  (USNA)
--------------------------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

   April 28, 2003
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     CEO
________________________________________________________________________________
7. Individual or Joint/Group Filing (Check
Applicable line)

     | |  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               04/28/2003                  S             -35,000      D     $27.60    4,751,282(1)    I    Shares owned
                                                                                                                       of record by
                                                                                                                       Gull Holdings
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               04/29/2003                  S             -32,500      D    $27.1203   4,718,782(1)    I    Shares owned
                                                                                                                       of record by
                                                                                                                       Gull Holdings
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               04/30/2003                  S              -3,200      D    $27.0434   4,715,282(1)    I    Shares owned
                                                                                                                       of record by
                                                                                                                       Gull Holdings
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:  See attached footnote page.


      /s/  Gilbert A. Fuller                                    04/30/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
   By:  Gilbert A. Fuller, Attorney-in-fact (3)

Wentz, Myron W.
3838 West Parkway Blvd.
Salt Lake City, UT 84120


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Ownership Submission


                       FOOTNOTES TO FORM 4 OF MYRON WENTZ

(1) Shares owned of record by Gull Holdings Ltd., an entity owned and controlled by this reporting person.

(2) Pursuant to Instruction 4(b)(v), this Form 4 is being filed jointly for both Mr. Myron W. Wentz (the "designated beneficial owner") and for Gull Holdings Ltd. Gull Holdings Ltd. is identified on the Form 4 copy attached hereto as Amendment 1.

(3) Copy of the Power of Attorney signed by Myron W. Wentz is included as Attachment 2.

                               Attachment No. 1 to
                            Form 4 of Myron W. Wentz


                                                  ------------------------------
                                                         OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*  (1)

   Gull Holdings Ltd.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   3838 West Parkway Blvd.
--------------------------------------------------------------------------------
                                    (Street)

   Salt Lake City                    Utah                 84120
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

   USANA HEALTH SCIENCES, INC.  (USNA)
--------------------------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

   April 28, 2003
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |X|  10% Owner
     | |  Officer (give title below)           |_|  Other (specify below)


________________________________________________________________________________
7. Individual or Joint/Group Filing (Check
Applicable line)

     | |  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               04/28/2003                  S              -35,000      D    $27.60     4,751,282       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               04/29/2003                  S              -32,500      D    $27.1203   4,718,782       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               04/30/2003                  S               -3,200      D    $27.0434   4,715,282       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:  See attached footnote page.


      /s/  Gilbert A. Fuller                                    04/30/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
   By:  Gilbert A. Fuller, Attorney-in-fact(2)

Gull Holdings Ltd.
3838 West Parkway Blvd.
Salt Lake City, UT 84120


     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

     Ownership Submission


                            FOOTNOTES TO ATTACHMENT 1


(1)      Pursuant to Instruction 4(b)(v), this document is filed as Attachment
         1 to the Form 4 report of Myron W. Wentz as designated beneficial owner for the joint filing. Gull Holdings, Ltd., the holder of record of the shares of Common Stock disposed of, is owned and controlled by Mr. Wentz.

(2) Copy of Power of Attorney signed by Gull Holdings Ltd. is included at Attachment 3.

                          LIMITED POWER OF ATTORNEY FOR
                        SECTION 16 REPORTING OBLIGATIONS

          Know all by these presents, that the undersigned hereby makes, constitutes and appoints each of David A. Wentz and Gilbert A. Fuller each acting individually, as the undersigned's true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

          (1) Prepare, execute, acknowledge, deliver and file Forms 3, 4, 5 and 144 (including any amendments thereto) with respect to the securities of USANA Health Sciences, Inc., a Utah corporation (the "Company"), with the United States Securities and Exchange Commission, any national securities exchanges and the Company, as considered necessary or advisable under Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time (the "Exchange Act");

         (2) Seek or obtain, as the undersigned's representative and on the undersigned's behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to the undersigned and approves and ratifies any such release of information; and

         (3) Perform any and all other acts which in the discretion of such attorney-in-fact are necessary or desirable for and on behalf of the undersigned in connection with the foregoing.

          The undersigned acknowledges that:

         (1) This Power of Attorney authorizes, but does not require, each such attorney-in-fact to act in his or her discretion on information provided to such attorney-in-fact without independent verification of such information;

         (2) Any documents prepared and/or executed by either such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney will be in such form and will contain such information and disclosure as such attorney-in-fact, in his or her discretion, deems necessary or desirable;

         (3) Neither the Company nor either of such attorneys-in-fact assumes
(i) any liability for the undersigned's responsibility to comply with the requirement of the Exchange Act, (ii) any liability of the undersigned for any failure to comply with such requirements, or (iii) any obligation or liability of the undersigned for profit disgorgement under Section 16(b) of the Exchange Act; and

         (4) This Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned's obligations under the Exchange Act, including without limitation the reporting requirements under
Section 16 of the Exchange Act.

         The undersigned hereby gives and grants each of the foregoing attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in and about the foregoing matters as fully to all intents and purposes as the undersigned might or could do if present, hereby ratifying all that each such attorney-in-fact of, for and on behalf of the undersigned, shall lawfully do or cause to be done by virtue of this Limited Power of Attorney.

         This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30 day of April, 2003.



/s/ Myron W. Wentz
---------------------------------------------
Signature

Myron W. Wentz
---------------------------------------------
Print Name

STATE OF   Utah                              )
         ------------------------------------

COUNTY OF  Salt Lake                         )
          -----------------------------------

         On this 30 day of April, 2003 personally appeared before me, and acknowledged that s/he executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                               /s/ Betty Jean Snedeker
                               ------------------------------------
                                Notary Public

                                My Commission Expires:  June 1, 2003
                                                       ------------

                          LIMITED POWER OF ATTORNEY FOR
                        SECTION 16 REPORTING OBLIGATIONS

BY THIS POWER OF ATTORNEY given on the 30th day of April 2003. GULL HOLDINGS LIMITED a company incorporated and existing under the laws of the Isle of Man on the 11TH April 1994, with registration number 067525C, and having its Registered Office at Unit 1300, Summerhill Business Park, Victoria Road, Douglas, Isle of Man (hereinafter called "the Company") hereby appoints:

          Gilbert A. Fuller, acting as the undersigned's true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

          (1) Prepare, execute, acknowledge, deliver and file Forms 3, 4, 5 and 144 (including any amendments thereto) with respect to the securities of USANA Health Sciences, Inc., a Utah corporation (the "Company"), with the United States Securities and Exchange Commission, any national securities exchanges and the Company, as considered necessary or advisable under Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated there under, as amended from time to time (the "Exchange Act");

         (2) Seek or obtain, as the undersigned's representative and on the undersigned's behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to the undersigned and approves and ratifies any such release of information; and

          The undersigned acknowledges that:

         (1) Any documents prepared and/or executed the attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney will be in such form and will contain such information and disclosure as such attorney-in-fact, in his or her discretion, deems necessary or desirable; and will be provided to the directors of the company.

         (3) Neither the Company nor the attorney-in-fact assumes (i) any liability for the undersigned's responsibility to comply with the requirement of the Exchange Act, (ii) any liability of the undersigned for any failure to comply with such requirements, or (iii) any obligation or liability of the undersigned for profit disgorgement under Section 16(b) of the Exchange Act; and

         (4) This Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned's obligations under the Exchange Act, including without limitation the reporting requirements under
Section 16 of the Exchange Act.

AND IT IS HEREBY DECLARED THAT the Company hereby authorizes and empowers the Attorney to acknowledge in the name and as the act and deed of the Company. To register, record this Power of Attorney in any proper office, and or registry anywhere, throughout the world. To procure to be done any and every other act or thing whatsoever, which may be in any way requisite or proper for authenticating and giving full effect to the Power of Attorney according to the laws and usage's of any country as fully and effectually as could the Company. Provided that he the Attorney, provide copy documentation to the Directors of all actions taken on behalf of the company.

THIS POWER OF ATTORNEY shall continue for a period of One Year from the date hereof and shall be revocable within that time.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of April 2003.




Signature

/s/ Gavin Philip Dean
-----------------------------------
Gavin Philip Dean
Director



/s/ Christopher Daine
-----------------------------------
Signature

Christopher Daine
Director






         On this ____ day of ______________________________ personally appeared before me, and acknowledged that s/he executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                   --------------------------------
                                   Notary Public